NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: October 17, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 3rd QUARTER EPS OF $0.47
Bandag, Incorporated (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q3 2006	Q3 2005	9 Months 2006	9 Months 2005
Net sales	$260.2	$245.3	$719.8	$662.4
Earnings from continuing operations	$9.2	$18.7	$25.4*	$37.4
Diluted EPS from continuing operations	$0.47	$0.95	$1.30*	$1.90

*Before loss from discontinued operations of $16.4 million, or $0.84 per diluted share.

MUSCATINE, IOWA, October 17, 2006 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net sales for third quarter 2006 of $260.2 million compared to consolidated net sales of $245.3 million in third quarter 2005, an increase of 6 percent. Consolidated net sales were positively impacted by approximately $2.9 million due to the effect of translating foreign currency denominated net sales into U.S. dollars. Consolidated net earnings were $9.2 million, or $0.47 per diluted share, for third quarter 2006, compared to third quarter 2005 consolidated net earnings of $18.7 million, or $0.95 per diluted share.

During third quarter 2006, Bandag incurred pre-tax expenses of $13.3 million, or $0.44 per diluted share, associated with the previously-announced closing of its manufacturing plant in Shawinigan, Quebec, the employment reduction programs in North America, as well as an employee reduction program in International. Estimated 2006 and 2007 pre-tax cost savings for the reduction of United States based employees remains within the guidance previously provided, which estimated a pre-tax savings of $5.0 to $7.0 million, or $0.16 to $0.23 per diluted share, for 2006 and annualized net pre-tax savings for 2007 of $16.0 million to $20.0 million, or $0.52 to $0.65 per share.

Consolidated net sales for the first nine months of 2006 were $719.8 million, an increase of 9 percent from consolidated net sales of $662.4 million in the first nine months of 2005. For the first nine months of 2006, Bandag reported consolidated earnings from continuing operations of $25.4 million, or $1.30 per diluted share, compared to consolidated net earnings of $37.4 million, or $1.90 per diluted share, in the same period of 2005. During the first quarter of 2006, Bandag recorded the previously announced deferred loss on the sale of its business in South Africa. As a result, for the first nine months of 2006, Bandag recorded a net loss on discontinued operations of $16.4 million, or $0.84 per diluted share, resulting in consolidated net earnings of $9.0 million, or $0.46 per diluted share.

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com

In announcing third quarter results, Martin G. Carver, Bandag’s Chairman and Chief Executive Officer, said, “Though North American volume in our traditional business was down due to the loss of distribution and ongoing competition from imported new tires, both TDS and Speedco delivered strong revenues and continue to benefit from the relatively strong commercial trucking activity. While it’s too soon to see any benefits from lower crude oil prices on either our raw material or operating costs, Bandag has better aligned its operating costs with market needs.”

Discussing the company’s previously announced voluntary and involuntary reductions-in-force and the closing of a Canadian manufacturing facility, Mr. Carver said, “The benefits to Bandag from the changes we’ve made in our traditional business in North America are just beginning to emerge and are on track to contribute to fourth quarter results. Outside of North America, similar efforts are underway to identify excess costs, though we don’t anticipate seeing the benefits of most of the reductions until 2007. In North America, as we’ve sharpened our focus on the basics of our business, Bandag Strategic Alliance dealers in both the U.S. and Canada have been supportive.”

Financial Highlights

•	Factors that affected consolidated net sales for third quarter 2006 were:
°	North American business unit volume decreased 6 percent compared to third quarter 2005 while net sales remained even. Net sales were positively impacted by approximately $1.1 million due to the effect of translating foreign currency denominated net sales into U.S. dollars and by a price increase in January 2006.
°	European business unit volume decreased 3 percent and net sales decreased 6 percent. Net sales were negatively impacted by a decrease in fleet sales due to the loss of fleet contract business. Net sales were positively impacted by approximately $0.3 million due to the effect of translating foreign currency denominated net sales.
°	International business unit volume decreased 11 percent and net sales decreased 6 percent. Excluding South Africa, unit volume increased 7 percent and net sales increased 11 percent. Net sales were positively impacted by price increases and by approximately $1.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	TDS net sales increased $9.2 million, or 19 percent, from the prior year period. Net sales were positively impacted by increased unit sales and higher prices.
°	Vehicle Services business unit net sales increased $9.1 million, or 41 percent, primarily due to an increase in Speedco net sales of $6.5 million compared to the prior year period. Same store Speedco lube sales increased $2.8 million, or 14 percent, and same store tire sales increased $0.1 million, or 7 percent. Same store revenue is comprised of locations that have operated for twelve full months. As of September 30, 2006 same store lube sales included 35 locations and same store tire sales included 16 locations. Overall, Speedco had 44 locations, 37 with tire service capabilities, as of September 30, 2006, compared to 35 locations, 17 with tire service capabilities, at the same time last year. Truck Lube 1 which provides light truck maintenance, was purchased in April 2006 and contributed $2.4 million to third quarter net sales.

•	Third quarter 2006 consolidated gross margin declined by 4.1 percentage points. Traditional Business gross margin declined 5 percentage points. European business unit gross margin declined 3.1 percentage points, primarily due to higher raw material costs and lower sales volume. North American business unit gross margin declined 6.3 percentage points and International business unit gross margin declined 1 percentage point, primarily due to higher raw material costs. Vehicle Services gross margin increased 2.5 percentage points.

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•	Consolidated operating and other expenses for third quarter 2006 were lower by $2.8 million, or 4 percent, compared to the prior year period. Increases in Vehicle Services and TDS operating and other expenses were offset by decreases in the North American, European and International business units. North America operating and other expenses decreased $4.0 million primarily due to reduction in workforce and spending decreases due to the restructuring.

•	Consolidated restructuring expenses of $13.3 million were recorded in the third quarter of 2006. The North American business unit recorded $12.4 million in restructuring expense and the International business unit recorded $0.9 million.

•	Capital expenditures were $58.6 million through September 30, 2006, compared to $39.9 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

•	Subsequent to the end of the third quarter, the European business unit announced a reduction in workforce and expects to record related charges of approximately $5.7 million in the fourth quarter of 2006.

Outlook

Commenting on the outlook for the remainder of 2006, Mr. Carver said, “Overall, we’re optimistic as we move into fourth quarter 2006 and prepare for 2007. Today, Bandag is leaner and more able to manage market change quickly and responsively than at any time in recent history. While uncertainties will continue in global economic conditions, we’re confident that, as an organization, Bandag is in tune with dealers and fleet customers. That customer understanding guides us to take the right steps globally to strengthen the long-term prospects for Bandag and its dealers.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. Tire Distribution, Inc. (TDS), a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions, describe future expectations of Bandag, and are identifiable in this press release by the use of the words “estimated” and “expects.” These statements are based on management’s current projections, beliefs and opinions as of the date of this press release. They involve known and unknown risk and uncertainties, which may cause the actual results in the future to differ materially from expected results. Bandag’s ability to predict results of the actual effect of future events is inherently uncertain. Factors which could affect the “forward-looking” statements include unanticipated delays or difficulties in achieving and sustaining the expected cost savings from the reduction in U.S. based employees; unanticipated increases or decreases in the expected fourth quarter charge of approximately $5.7 million for the reduction in workforce in the European business unit; and Bandag’s ability to achieve and sustain expected improvements in its competitive position and management of its business.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
Consolidated Statements of Earnings	2006	2005	2006	2005
Income
Net sales	$260,166	$245,345	$719,836	$662,362
Other	1,845	1,512	7,730	4,660

	262,011	246,857	727,566	667,022
Costs and expenses
Cost of products sold	175,874	155,742	490,001	429,046
Operating & other expenses	61,306	64,128	190,980	183,808
Restructuring	13,330	0	13,504	0

	250,510	219,870	694,485	612,854
Income from operations	11,501	26,987	33,081	54,168
Interest income	1,931	2,155	6,263	6,127
Interest expense	(358)	(431)	(1,045)	(1,516)

Earnings before income taxes, minority interest and discontinued operations	13,074	28,711	38,299	58,779
Income taxes	3,929	9,738	13,268	20,960
Minority interest	(53)	249	(355)	394

Earnings from continuing operations	9,198	18,724	25,386	37,425
Net loss on discontinued operations	0	--	(16,356)	--

Net earnings	$9,198	$18,724	$9,030	$37,425

Basic earnings (loss) per share
Earnings from continuing operations	$0.48	$0.96	$1.31	$1.93
Net loss on discontinued operations	--	--	(0.85)	--

Net earnings	$0.48	$0.96	$0.47	$1.93

Diluted earnings (loss) per share
Earnings from continuing operations	$0.47	$0.95	$1.30	$1.90
Net loss on discontinued operations	--	--	(0.84)	--

Net earnings	$0.47	$0.95	$0.46	$1.90

Weighted average shares outstanding
Basic	19,323	19,404	19,334	19,408
Diluted	19,445	19,673	19,510	19,697

	Third Quarter Ended September 30,		Nine Months Ended September 30,
Segment Information	2006	2005	2006	2005
Net Sales
Traditional Business
North America	$123,083	$123,534	$341,121	$325,236
Europe	20,031	21,409	57,899	62,177
International	29,479	31,091	84,159	91,912
TDS	56,418	47,265	152,364	122,863
Vehicle Services	31,155	22,046	84,293	60,174

Total net sales	$260,166	$245,345	$719,836	$662,362

Segment Operating Profit (Loss)
Traditional Business
North America	$8,108	$24,310	$30,703	$47,889
Europe	(847)	(418)	(2,550)	776
International	3,129	4,103	7,722	10,987
TDS	3,307	3,341	7,900	4,914
Vehicle Services	293	96	(1,497)	1,733
Corporate expenses & other	(2,489)	(4,445)	(9,197)	(12,131)
Net interest income	1,573	1,724	5,218	4,611

Earnings before income taxes and minority interest	$13,074	$28,711	$38,299	$58,779

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Sept. 30, 2006	Dec. 31, 2005
Assets:
Cash and cash equivalents	$47,187	$97,071
Investments	67,100	60,150
Accounts receivable - net	169,403	174,017
Inventories	95,529	84,668
Other current assets	54,676	59,960

Total current assets
	433,895	475,866
Property, plant, and equipment - net	245,272	209,640
Other assets	75,690	69,531

Total assets	$754,857	$755,037

Liabilities & shareholders’ equity:
Accounts payable	$42,420	$45,794
Income taxes payable	1,379	2,477
Accrued liabilities	97,524	100,647
Short-term notes payable and current portion of other obligations	12,600	15,351

Total current liabilities
	153,923	164,269
Long-term debt and other obligations	26,778	24,061
Deferred income tax liabilities	5,908	4,771
Minority interest	1,411	2,779
Shareholders’ equity
Common stock	19,419	19,436
Additional paid-in capital	44,213	37,191
Retained earnings	512,289	529,372
Accumulated other comprehensive loss	(9,084)	(26,842)

Total shareholders’ equity
	566,837	559,157

Total liabilities & shareholders’ equity	$754,857	$755,037

	Nine Months Ended September 30,
Condensed Consolidated Statements of Cash Flows	2006	2005
Operating Activities
Net earnings	$9,030	$37,425
Non-cash translation adjustment due to sale of South Africa	14,212	--
Provision for depreciation	20,178	19,160
(Increase) decrease in operating assets and liabilities - net	1,910	(15,731)

Net cash provided by operating activities	45,330	40,854
Investing Activities
Additions to property, plant and equipment	(58,581)	(39,909)
(Purchases) maturities of investments - net	(6,950)	30,015
Payments for acquisitions of businesses	(8,091)	--
Proceeds from divestiture of businesses	460	2,251

Net cash used in investing activities	(73,162)	(7,643)
Financing Activities
Principal payments on short-term notes payable & other long-term liabilities	(1,939)	(2,378)
Cash dividends	(19,554)	(19,329)
Purchases of common stock	(7,306)	(4,852)
Stock options exercised	5,290	2,057
Excess tax benefits from share-based compensation expense	212	--

Net cash used in financing activities	(23,297)	(24,502)
Effect of exchange rate changes on cash and cash equivalents	1,245	3,305

Decrease in cash and cash equivalents	(49,884)	12,014
Cash and cash equivalents at beginning of year	97,071	66,646

Cash and cash equivalents at end of period	$47,187	$78,660

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